EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on December 29, 2025 and effective as of January 1, 2026 (the “Effective Date”), by and between IMMUNIC, INC., a Delaware corporation (the “Company”), and DUANE NASH (the “Executive”).

WHEREAS, the Company has recently incorporated Gliomic Therapeutics Inc., a Delaware corporation, as a wholly-owned subsidiary of the Company (“Gliomic”);

WHEREAS, the Company desires that the Executive serve the Company in the capacity of Chief Executive Officer and President of Gliomic and the Executive has agreed to serve in such position in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration, the Company and the Executive hereby agree as follows:

1.  Term of Employment. The Company shall employ the Executive, and the Executive shall accept employment, upon the terms and conditions set forth in this Agreement for the period commencing on the Effective Date and ending on the Date of Termination as provided in Section 5 (such period, including any extension as provided below, shall be referred to as the “Term of Employment”).

2.  Executive’s Duties and Obligations.

(a)  Duties. The Executive shall serve as the Chief Executive Officer and President of Gliomic. In such capacity, the Executive shall perform all duties reasonably requested by the Company’s Chief Executive Officer and the Board of Directors of the Company (“Board”). The Executive shall report directly to the Company’s Chief Executive Officer and the Board and shall be subject to reasonable policies established by the Board.

(b)  Location of Employment. The Executive’s principal place of business shall be located in San Diego, California. In addition, the Executive acknowledges and agrees that the performance by the Executive of the Executive’s duties shall require frequent travel including, without limitation, overseas travel from time to time.

(c)  Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement. In consideration of the covenants contained herein, the Executive has executed and agrees to be bound by the Confidential Information, Assignment of Rights, and Non-Solicitation Agreement (the “Confidentiality Agreement”). The Executive shall comply at all times with the covenants (including covenants not to solicit employees, consultants and independent contractors) and other terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing its confidential and proprietary information. The Executive’s obligations under the Confidentiality Agreement shall survive the Term of Employment.

3.  Devotion of Time to the Company’s Business.

(a)  Efforts. During the Term of Employment, the Executive shall devote a sufficient amount of his business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to perform the duties properly assigned to him hereunder and to promote the interests of the Company.

(b)  Other Activities. The Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements and may manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement. In addition, the Executive may continue to provide consulting services to Aerpio Pharmaceuticals, Inc. during the Term of Employment so long as such provision of consulting services does not conflict with the Executive’s performance under this Agreement. The Executive confirms that his execution of this Agreement and provision of services hereunder does not, and will not, violate the terms of any separate agreement he may have with such company.

4.  Compensation and Benefits.

(a)  Base Salary. During the Term of Employment, the Company shall pay to the Executive in accordance with its normal payroll practices a monthly salary of $33,987 per month (“Base Salary”). During the Term of Employment, the Company shall not pay to the Executive any additional cash retainer for serving on the Company’s Board or for acting as the Chairman of the Board. Upon the termination of this Agreement, the Executive shall be entitled to be paid the cash retainer payable to outside directors on the Board and to the Chairman of the Board for the period of time beginning from and after the Date of Termination and for so long as the Executive remains on the Board and serves as the Chairman of the Board.

(b)  Benefits. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s senior executives or to other full-time employees on substantially the same basis that such benefits are provided to such senior executives of a similar level or to other full-time employees (including, without limitation profit-sharing, savings and other retirement plans or programs (e.g., a 401(k) plan)), long-term cash incentive plan, program or arrangement, medical, dental, hospitalization, vision, short- term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other fringe benefit or employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs (whether funded or unfunded). Nothing in this Agreement shall be construed to require the Company to establish or maintain any such fringe or employee benefit plans, programs or arrangements.

(c)  Reimbursement of Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable business-related or employment-related expenses incurred by the Executive upon the receipt by the Company of reasonable documentation in accordance with standard practices, policies and procedures applicable to other senior executives of the Company.

(d)  Liability Insurance. The Company shall maintain directors’ and officers’ liability insurance covering the Executive during the Term of Employment.

5.  Termination of Employment.

(a)  The Term of Employment shall be automatically terminated upon the first to occur of the following (the date of such event, the “Date of Termination”).

(i)  End Date. The Executive’s employment shall terminate on July 1, 2026 or such later date as shall be mutually agreed to in writing by the Executive and the Company.

(ii)  Death. The Executive’s employment shall terminate immediately upon the Executive’s death.

(iii)  Sale of Majority Control of Gliomic. The Executive’s employment shall terminate if the Company ceases to own a majority of the outstanding voting equity interests in Gliomic.

(b)  For clarity, termination of this Agreement shall not constitute a termination of the Executive’s status as the Chairman of the Board.

6.  Compensation and Benefits Payable Upon of Termination of Employment. Upon the Executive’s termination of employment for any reason, the Executive (or his Beneficiary following the Executive’s death) shall receive:

(a)  a lump sum payment on the Date of Termination in an amount equal to the sum of the Executive’s earned but unpaid Base Salary through his Date of Termination;

(b)  reimbursement of the COBRA premiums, if any, paid by the Executive or by the Executive’s spouse and dependents for continuation coverage for the Executive and his spouse and dependents under the Company’s group health, dental and vision plans for a six (6) month period from the Date of Termination; and

(c)  any other benefits or rights the Executive has accrued or earned through his Date of Termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company.

7.  Beneficiary. If the Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a “Beneficiary”) designated by the Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to the Executive’s estate. Such payments shall be made in accordance with the terms of this Agreement. The Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

8.  Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, email or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Immunic, Inc.

c/o Immunic AG

Lochhamer Schlag 21

82166 Gräfelfing, Germany

Attn: Chief Executive Officer

Email: daniel.vitt@imux.com

If to the Executive:

To the address on file with the records of the Company.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

9.  Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

10.  Arbitration.

(a)  If the parties are unable to resolve any dispute or claim relating directly or indirectly to this agreement or any dispute or claim between the Executive and the Company or its officers, directors, agents, or employees (a “Dispute”), then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked “Arbitration Demand.” Thereupon such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 10. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm or to enforce the terms of the Confidentiality Agreement.

(b)  The Dispute shall be resolved by a single arbitrator in an arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction.

(c)  Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this Agreement, and any such party need not comply with the procedural provisions of this Section 10 in order to assert such counterclaim(s).

(d)  The arbitration shall be filed with the office of the American Arbitration Association (“AAA”) located in New York or such other AAA office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the Employment Arbitration Rules of AAA as in effect at the time of the arbitration hearing, such arbitration to be completed in a sixty (60)-day period. In addition, the following rules and procedures shall apply to the arbitration:

(e)  The arbitrator shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party’s right to commence arbitration as required by this Section 10.

(f)  The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder.

(g)  The arbitrator shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory and punitive damages if authorized by applicable law.

(h)  The parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 10, and the costs of the arbitrator(s) shall be equally divided between the parties.

(i)  Except as provided in the last sentence of Section 10(a), the provisions of this Section 10 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 10 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

11.  Recoupment.

(a)  Policy. Any incentive-based compensation received by the Executive, whether pursuant to this Agreement or otherwise, that is granted, earned or vested based in any part on attainment of a financial reporting measure, shall be subject to the terms and conditions of the Company’s Claw Back Compensation Policy, if any (the “Recoupment Policy”), and any other policy of recoupment of compensation as shall be adopted from time to time by the Board or its Compensation Committee as it deems necessary or appropriate to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 304 of the Sarbanes-Oxley Act of 2002, and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing. The terms and conditions of the Recoupment Policy, including any changes to the Recoupment Policy adopted from time to time by the Company, are hereby incorporated by reference into this Agreement.

(b)  Non-Indemnification and Advancement for Recoupment. The Company shall not be obligated to indemnify or advance funds to the Executive for any payment or reimbursement by the Executive to the Company of any bonus or other incentive-based or equity-based compensation previously received by the Executive or payment of any profits realized by the Executive from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934 or under the rules of the stock exchange on which the common stock of the Company is listed (including any such payments or reimbursements under Section 304 and 306 of the Sarbanes-Oxley Act of 2002, or pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing).

12.  Miscellaneous.

(a)  Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of New York without regard to the application of choice of law rules.

(b)  Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior agreements, promises, understandings and representations regarding the Executive’s employment, compensation, severance or other payments contingent upon the Executive’s termination of employment, whether written or otherwise.

(c)  Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(d)  Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e)  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive (including the Beneficiary) and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

(f)  Successors and Assigns; Nonalienation of Benefits. Except as provided in Section (e) in the case of the Company, or to the Beneficiary in the case of the death of the Executive, this Agreement is not assignable by any party. Compensation and benefits payable to the Executive under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive or a Beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

(g)  Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

(h)  Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the Date of Termination shall survive termination of this Agreement.

(i)  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

13.  No Contract of Employment. Nothing contained in this Agreement will be construed as a right of the Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge the Executive with or without cause.

14.  Section 409A of the Code. To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made as soon as practicable after the Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

15.  Executive Acknowledgement. The Executive hereby acknowledges that the Executive has read and understands the provisions of this Agreement, that the Executive has been given the opportunity for the Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that the Executive has received a copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the 29th day of December 2025.

IMMUNIC, INC.

By:	/s/ Daniel Vitt
Name:	Daniel Vitt
Title:	Chief Executive Officer

EXECUTIVE

/s/ Duane Nash
Duane Nash